Monaker Group 10-K

Exhibit 10.9

MEMBERSHIP INTEREST PURCHASE AGREEMENT

A Joint Venture Agreement (“Agreement”) by and between Jasper Group Holdings, Inc. (“Purchaser”), a Delaware Corporation and Next 1 Interactive, Inc. whose name has been changed to Monaker Group, Inc. (“Monaker”), a Nevada Corporation was made as of 16th day of May, 2016 (copy attached) is the basis for incorporating Name Your Fee, LLC (“Company”) a Florida Limited Liability Corporation. Crystal Falls Investments LLC (“Purchaser”) has expressed interest in purchasing the membership interest owned by Monaker in Company.

Purchaser and Monaker may collectively be referred to as the “Parties.”

WHEREAS, Monaker is a of 51% member in the Company; and

WHEREAS, Crystal Falls desires to enter into this Agreement pursuant to which Crystal Falls will purchase from Monaker the 51% membership of the Company owned by Monaker.

NOW, THEREFORE, in consideration for the promises set forth in this Agreement, the Parties agree as follows:

1.	PURCHASE AND SALE: Subject to the terms and conditions set forth in this Agreement, _ Crystal Falls hereby agrees to purchase from Monaker, and Monaker hereby agrees to sell, transfer and convey to Crystal Falls 51% of the membership ownership of the Company (the “Membership”).

2.	PURCHASE PRICE: The purchase price shall be SEVEN HUNDRED FIFTY THOUSAND dollars ($750,000.00) (the “Purchase Price”), to be paid to Monaker in the form of a Note. As part of entering into this new Note by Purchaser, Monaker will agree to cancel $45,000 in Notes issued previously by Purchaser to Monaker.

3.	PROFIT PARTICIPATION: For as long as athe Note remains outstanding Monaker will participate in Twenty Percent (20%) of the overall net commissions generated through the Nameyourfee.com platform with such distribution taking place on the 7th day of each month for net commissions earned in the immediately preceding month.

4.	CLOSING: The closing contemplated by this Agreement for the transfer of the Membership and the payment of the Purchase Prices shall take place on May 31, 2016 at Monaker Group, Inc., 2690 Weston Road, #200, Weston Florida 33331 (the “Closing”). The documents representing the Membership shall be duly endorsed for transfer or accompanied by an appropriate transfer.

5.	REPRESENTATIONS AND WARRANTIES OF MONAKER: Monaker hereby warrants and represents that:

(a) Restrictions on Membership. Monaker is not a party to any agreements that create rights or obligations in the Membership relating to any third party including voting or member agreements. Monaker is the lawful owner of the Membership, free and clear of any encumbrances, security interests or liens of any kind and has full power and authority to sell and transfer the Membership as contemplated in this Agreement.

(b) Organization and Standing. To Monaker’s knowledge, the Company is duly organized, validly existing and in good standing under the laws of the State of Florida and has full power and authority to own and operate its property and assets and to carry on its business as presently conducted.

6.	SEVERABILITY: If any part or parts of this Agreement shall be held unenforceable for any reason, the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is deemed invalid or unenforceable by any court of competent jurisdiction, and if limiting such provision would make the provision valid, then such provision shall be deemed to be construed as so limited.

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7.	BINDING EFFECT: The covenants and conditions contained in this Agreement shall apply to and bind the parties and the heirs, legal representatives, successors and permitted assigns of the Parties.

8.	BROKER’S FEES: The Parties represent that there has been no act in connection with the transactions contemplated in this Agreement that would give rise to a valid claim against either party for a broker’s fee, finder’s fee or other similar payment.

9.	ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the Parties and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement. This Agreement may be modified in writing and must be signed by both Monaker and Purchaser.

10.	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

11.	NOTICE: Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service:

(a) If to Crystal Falls Investment, LLC:
William Eilers
84 Saint Dunstans Road
Asheville, NC 288003

(b) If to Monaker Group, Inc:
William Kerby, CEO & Chairman
Monaker Group, Inc
2690 Weston Road, #200
Weston, Florida 33331

12.	WAIVER: The failure of either party to enforce any provisions of this Agreement shall not be deemed a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

PURCHASER:	MONAKER:

/s/ Ashvin Mascarenhas	/s/ William Kerby

Ashvin Mascarenhas	William Kerby
(Name)	(Name)
MGMR	CEO & Chairman
(Position)	(Position)

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